Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SFX ENTERTAINMENT, INC.,

SFXE MERGER SUB INC.

and

SFXE ACQUISITION LLC

Dated:  May 26, 2015

EXHIBITS

Exhibit A	Form of Limited Guaranty

Exhibit B	Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit C	Amended and Restated Bylaws of the Surviving Corporation

Exhibit D	Form of Stockholders Agreement

Exhibit E	Form of Confidentiality Agreement

Exhibit F	Form of Merger Agreement Amendment

INDEX OF DEFINED TERMS

DEFINED TERM	SECTION
Acceptable Confidentiality Agreement	6.4(h)(i)
Affiliate	9.15(b)
Agreement	Preamble
Book-Entry Shares	Section 3.2(a)
Business Day	Section 1.2
Certificates	Section 1.8(e)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 4.16(b)
Common Stock	Recitals
Committee Financial Advisor	Section 4.21
Committee Financial Advisor Opinion	Section 7.1(d)
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(c)(ii)
Company Benefit Plan	Section 4.16(a)
Company Board	Recitals
Company Board Recommendation	Section 4.2(b)
Company Disclosure Schedule	Article IV
Company Intellectual Property	Section 4.15(a)
Company Leases	Section 4.18
Company Material Adverse Effect	Section 4.1
Company Material Contracts	Section 4.14
Company Options	Section 3.4(a)
Company Permits	Section 4.13
Company Required Governmental Consents	Section 4.3
Company Restricted Stock Awards	Section 3.4(b)
Company Returns	Section 4.12(b)
Company SEC Documents	Section 4.7
Company Stockholder Approval	Section 4.20
Company Stockholders’ Meeting	Section 2.2
Company Termination Fee	Section 8.3(a)(iii)
Consideration Fund	Section 3.3(a)
Constituent Corporations	Section 1.1
Costs	Section 6.3
D&O Insurance	Section 6.3
Debt Finance Parties	Section 9.5
Definitive Transaction Agreement	Section 6.4(c)(iii)
DGCL	Recitals
Disinterested Stockholder Approval	Recitals
Disinterested Stockholders	Recitals
Dissenting Shares	Section 3.1(a)
DOJ	Section 6.2
Effective Time	Section 1.3

v

Election Deadline	Section 3.2(b)
Election Form Representations	Section 3.2(a)
ERISA	Section 4.16(a)
Event	Section 4.1
Exchange Act	Section 2.1(a)
Exchange Agent	Section 3.3(a)
Excluded Party	Section 6.4(h)(ii)
Financing Claims	Section 9.5
Financing Commitment Deadline	Section 6.7
Financing Commitments	Section 6.7
Form of Election	Section 3.2(a)
FTC	Section 6.2
GAAP	Section 4.8(a)
Guarantor	Recitals
Governmental Entity	Section 4.3
HSR Act	Section 4.3
Indemnified Parties	Section 6.3
Intervening Event	Section 6.4(h)(v)
Intervening Event Change of Recommendation	Section 6.4(d)
IRS	Section 4.16(c)
Knowledge	Section 4.5(b)
Lien	Section 4.4
Limited Guaranty	Recitals
Mailing Date	Section 3.2(b)
Maximum Number	Section 3.2(d)
Merger	Recitals
Merger Agreement Amendment	Section 6.7
Merger Sub	Preamble
Merger Consideration	Section 1.8(e)
Most Recent Balance Sheet	Section 4.12(b)
NASDAQ	Section 4.3
No-Shop Period Start Date	Section 6.4(a)
Notice Period	Section 6.4(d)(i)
Opinion Delivery Failure	Section 6.2
Orders	Section 4.11
Other Filings	Section 2.1(a)
Outside Date	Section 8.1(b)(ii)
Per Share Cash Consideration	Section 1.8(c)
Per Share Non-Voting Stock Consideration	Section 1.8(c)
Per Share Voting Stock Consideration	Section 1.8(d)
Person	Section 3.3(c)
Preferred Stock	Section 4.5(a)
Proceedings	Section 4.11
Proxy Statement	Section 2.1(a)
Proxy Statement Clearance Date	Section 2.1(b)
Purchaser	Preamble

Purchaser Material Adverse Effect	Section 5.1
Purchaser Required Governmental Consents	Section 5.3
Purchaser Owned Shares	Section 1.8(c)
Purchaser Termination Fee	Section 8.3(b)(i)
Qualifying Transaction	Section 8.3(a)(ii)
Representatives	Section 6.4(a)
Schedule 13E-3	Section 2.1(a)
SEC	Section 2.1(a)
Secretary	Section 1.3
Securities Act	Section 4.3
Sillerman Credit Supports	Section 6.4(d)
Solvent	Section 5.10
Special Committee	Recitals
Stock Electing Holder	Section 3.2(d)
Stock Election	Section 3.2(a)
Subsidiary	Section 1.8(b)
Superior Proposal	Section 6.4(h)(iv)
Surviving Corporation	Section 1.1
Surviving Corporation Stock	Section 1.8(a)
Taxes	Section 4.12(a)
Tax Returns	Section 4.12(a)
Taxing Authority	Section 4.12(a)
Transaction Litigation	Section 6.11
Transaction Proposal	Section 6.4(h)(iii)
Treasury Shares	Section 1.8(b)
Voting Agreement	Recitals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2015 (this “Agreement”), is made and entered into by and among SFX Entertainment, Inc., a Delaware corporation (the “Company”), SFXE Merger Sub Inc., a Delaware corporation (“Merger Sub”), and SFXE Acquisition LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Sillerman Investment Company III LLC, a Delaware limited liability company (the “Guarantor”), is entering into a limited guaranty in favor of the Company in the form of Exhibit A (the “Limited Guaranty”), pursuant to which the Guarantor will agree to guarantee certain obligations of Purchaser in connection with this Agreement as specified and subject to the terms and conditions therein;

WHEREAS, as of the date of this Agreement, the Guarantor and its Affiliates (including Mr. Robert F.X. Sillerman) beneficially own, directly or indirectly, approximately 37.4% of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (“Common Stock”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Guarantor, Mr. Sillerman and each of their Affiliates that own shares of Common Stock are entering into a Voting and Support Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, Guarantor, Mr. Sillerman and such Affiliates have agreed to vote all shares of Common Stock beneficially owned by them (other than any such shares subject to Company Options to the extent such Company Options have not been exercised with respect to such shares) in favor of the adoption of this Agreement;

WHEREAS, the Board of Directors of each of Purchaser and Merger Sub have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”), has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the stockholders of the Company other than Mr. Sillerman, Guarantor and their respective Affiliates (the “Disinterested Stockholders”) and (ii) has approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, and has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Merger also requires the approval (the “Disinterested Stockholder Approval”) of the holders of a majority of the issued and outstanding shares of Common Stock beneficially owned by the Disinterested  Stockholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, Merger Sub, Purchaser and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. The Company shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger and the separate corporate existence of Merger Sub shall cease (Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations”).

Section 1.2            Closing.  Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Eastern Time) on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than such conditions that, by their terms, may only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), at the offices of Steptoe & Johnson LLP, 1114 Avenue of the Americas, New York, New York 10036, unless another date, time or place is agreed to in writing by the parties hereto. The day on which the Closing takes place is referred to as the “Closing Date.” For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.

Section 1.3            Effective Time.  On the Closing Date, the Surviving Corporation shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the DGCL with the Secretary of State of the State of Delaware (the “Secretary”), and the Merger shall become effective at such time as the Certificate of Merger is accepted for filing by the Secretary or at such later time as is specified in the Certificate of Merger to which Purchaser and the Company shall have agreed to in writing (the time the Merger becomes effective being the “Effective Time”).

Section 1.4            Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, including that, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the

Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5            Certificate of Incorporation and Bylaws.

(a)           Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit B hereto and, as so amended, until thereafter further amended as provided therein and under the DGCL, shall be the certificate of incorporation of the Surviving Corporation following the Merger.

(b)           Bylaws.  At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit C hereto and, as so amended, until thereafter further amended as provided therein and under the certificate of incorporation of the Surviving Corporation and the DGCL, shall be the bylaws of the Surviving Corporation following the Merger.

Section 1.6            Directors.  The Company shall take, or cause to be taken, all actions necessary (including obtaining written resignations from directors of the Company) so that, immediately after the Effective Time, the Board of Directors of the Surviving Corporation consists solely of persons designated by Purchaser prior to the Closing and such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by law.

Section 1.7            Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, with all such officers to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by law.

Section 1.8            Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Merger Sub:

(a)           Common Stock of Merger Sub. The share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted, in the aggregate, into that number of shares of the voting Class A common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Stock”) that is equal to the sum of (i) the number of shares of Common Stock that are converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.8(c), and (ii) and the number of shares of Surviving Corporation Stock equal to (x) the number of shares of Common Stock subject to the Company Restricted Stock Awards that are converted into a right to receive cash as contemplated by Section 3.4(b), plus (y) the number of shares subject to Company Options for which the holders thereof will receive cash as contemplated by Section 3.4(a),  less (iii) a number of shares equal to the quotient of (x) the aggregate exercise price of the Company Options subject to Company Options for which the holders thereof will receive cash as contemplated Section 3.4(a) divided by (y) $5.25.

(b)           Cancellation of Treasury Stock. Each share of the Common Stock that is owned by the Company or by any direct or indirect wholly owned Subsidiary of the Company (the “Treasury Shares”) issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other treasury stock consideration shall be delivered or deliverable in exchange therefor. For purposes of this Agreement, a “Subsidiary” of any Person means another Person if the first Person or a subsidiary thereof owns an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of the Board of Directors (or other governing body) of such Person or, if there are no such voting interests, if the first Person or a subsidiary thereof owns 50% or more of the outstanding equity interests of such Person.

(c)           Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time, except for (x) shares of Common Stock held by Purchaser, Merger Sub, Guarantor, Mr. Sillerman or any of their respective Affiliates (“Purchaser Owned Shares”), (y) Treasury Shares and (z) Dissenting Shares, shall automatically be canceled and cease to exist and be converted into the right to receive an amount equal to $5.25 per share in cash, without interest (the “Per Share Cash Consideration”), and subject to deduction for any required withholding taxes, upon surrender of the Certificates representing such shares of Common Stock pursuant to Section 3.2; provided that each such share of Common Stock in respect of which a Stock Election is validly made and not withdrawn prior to the Election Deadline in accordance with Section 3.2(a), (b) and (c) (and not deemed withdrawn pursuant to Section 3.2(d)) shall automatically be canceled and cease to exist and be converted into a right to receive one share of the non-voting Class B common stock, par value $0.001 per share, of the Surviving Corporation (the “Per Share Non-Voting Stock Consideration”).

(d)           Purchaser Owned Shares. Each of the Purchaser Owned Shares issued and outstanding immediately prior to the Effective Time shall automatically be canceled and cease to exist and be converted into a right to receive one share of Surviving Corporation Stock (the “Per Share Voting Stock Consideration”).

(e)           Cancellation of Common Stock. From and after the Effective Time, each Person who immediately prior to the Effective Time held shares of Common Stock (other than Treasury Shares and Dissenting Shares) shall cease to have any rights with respect to such shares of Common Stock, other than the right to receive, upon surrender of certificates that prior to the Effective Time represented outstanding shares of Common Stock (“Certificates”) or Book-Entry Shares in accordance with Section 3.2, the aggregate Merger Consideration into which the shares of Common Stock represented by such Book-Entry Shares or Certificate have been converted, without interest, and subject to deduction for any required withholding taxes.  As used in this Agreement, the term “Merger Consideration” shall mean, with respect to a share of Common Stock, the Per Share Cash Consideration, Per Share Non-Voting Stock Consideration and Per Share Voting Stock Consideration payable or issuable with respect thereto pursuant to the Merger.

Section 1.9            Further Assistance.  If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purpose of this Agreement.

ARTICLE II
PROXY STATEMENT; STOCKHOLDERS’ MEETING

Section 2.1            Proxy Statement and Other Filings.

(a)           As promptly as reasonably practicable after the date hereof, the Company shall, and Purchaser shall cooperate with the Company to, promptly prepare a proxy statement relating to the meeting of the Company’s stockholders to be held for purposes of approving and adopting the Merger Agreement (together with any amendments thereof or supplements thereto, the “Proxy Statement”), a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Merger (the “Schedule 13E-3”) and  any other filings required to be made by the Company, Purchaser or Merger Sub or their Affiliates with the SEC in connection with the Merger (the “Other Filings”).  As promptly as reasonably practicable after the No-Shop Period Start Date, the Company shall file the preliminary Proxy Statement with the Securities and Exchange Commission (“SEC”), and the Company and Purchaser shall file the Schedule 13E-3 with the SEC.  The parties shall cause the Proxy Statement, the Schedule 13E-3 and any Other Filings to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including Regulation 14A and Rule 13e-3, and any other applicable laws. The parties, after consultation with each other, will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 and any Other Filings. Each of Purchaser and the Company shall furnish to each other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Schedule 13E-3 and any Other Filings. Each party agrees that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement, Schedule 13E-3 or any Other Filings will, at the respective times when the Proxy Statement, Schedule 13E-3 or such Other Filings (as applicable) are filed with the SEC or are first published, given or mailed to the Company’s stockholders, as the case may be, at the time such stockholders vote on adoption of this Agreement or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           As promptly as reasonably practicable after the Proxy Statement Clearance Date, the Company shall cause the Proxy Statement to be mailed to its stockholders. The Proxy Statement shall include the Company Board Recommendation, subject to the Company Board’s right to withdraw, modify or amend such recommendation to the extent permitted under and in accordance with the requirements of Section 6.4.  For purposes of this Agreement, the “Proxy Statement Clearance Date” means the later to occur of (i) if the SEC has not informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date of the day following such tenth calendar day or (ii) if the SEC has informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date that all comments on the Proxy Statement received from the SEC have been cleared.

(c)           No amendment or supplement to the Proxy Statement, Schedule 13E-3 or any Other Filings will be made by the Company without the approval of Purchaser (such approval not to be unreasonably withheld, conditioned or delayed). The Company will advise Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement, Schedule 13E-3 or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(d)           Each of the parties agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any such parties may reasonably request in connection with the preparation of the Proxy Statement, Schedule 13E-3 and any Other Filings. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement, Schedule 13E-3 and any Other Filings to the extent that it is or shall have become incomplete, false or misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Guarantor, Purchaser, Merger Sub or their officers and directors or Mr. Sillerman should be discovered by Guarantor, Purchaser, Merger Sub or Mr. Sillerman which should be set forth in an amendment or a supplement to the Proxy Statement, Schedule 13E-3 or any Other Filings, Purchaser shall promptly inform the Company in writing. If at any time prior to the Effective Time, any event or circumstance relating to the Company or its officers or directors (other than Mr. Sillerman) should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, Schedule 13E-3 or any Other Filing, the Company shall promptly inform Purchaser in writing.

Section 2.2            Stockholders’ Meeting.  In accordance with applicable law and the Company’s certificate of incorporation and bylaws, the Company shall call, give notice of and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, including the Disinterested Stockholder Approval, and the Company shall use its best efforts to hold the Company Stockholders’ Meeting as promptly as practicable after the Proxy Statement Clearance Date.  Except in the event of a Company Adverse Recommendation Change effected pursuant to Section 6.4, the Company and the Company Board shall use commercially reasonable efforts to solicit proxies from the Disinterested Stockholders in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and the Disinterested Stockholder Approval.

ARTICLE III
ELECTION PROCEDURES; EXCHANGE OF SHARES; RELATED MATTERS

Section 3.1            Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, to the extent appraisal rights are afforded under Section 262 of the DGCL in connection with the Merger, Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL or any successor provision (“Dissenting Shares”) shall not be converted into a right to receive any Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal in accordance with Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of the shares of Common Stock held by such holder in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses such holder’s right to appraisal in accordance with Section 262 of the DGCL, in which case such shares of Common Stock shall be converted into and represent only the right to receive the aggregate Per Share Cash Consideration, without interest thereon, as if such holder had made a Cash Election, subject to deduction for any required withholding taxes, upon surrender of the Certificate or Certificates representing such shares of Common Stock pursuant to Section 3.2.

(b)           (i) The Company shall give Purchaser prompt notice of any written demands for appraisal of any Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Purchaser, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or agree to do any of the foregoing.

Section 3.2            Election Procedures.

(a)           Subject to the terms and conditions of this Agreement, each Person (other than Guarantor, Merger Sub, Purchaser or Mr. Sillerman) who on or prior to the Election Deadline is a holder of record of shares of Common Stock evidenced by Certificates or by book-entry in the Company’s stock transfer books (“Book Entry Shares”) shall be entitled to make an election to receive the Per Share Non-Voting Stock Consideration for all or a portion of the shares of Common Stock evidenced by Certificates or Book Entry Shares held by such Person (such election, a “Stock Election”) prior to the Election Deadline; it being understood that, with respect to shares of Common Stock held on behalf of a beneficial owner through a broker, dealer, bank or similar nominee or in the name of a participant in the Depositary Trust Company’s book-entry transfer system, prior to such Stock Election such shares must be withdrawn from such arrangement and held in the form of Certificates or Book-Entry Shares in order for a valid Stock Election to be made under this Section 3.2(a) with respect to such shares.  For a stockholder of the Company to make a valid Stock Election, such stockholder shall properly complete and duly execute and deliver to the Exchange Agent a form of election prepared by the Company and reasonably acceptable to the Purchaser (a “Form of Election”) and, if the shares of Common Stock with respect to which a Stock Election is made are represented by Certificates, the Certificates evidencing such shares of Common Stock. By executing and delivering a Form of Election, the stockholder will be agreeing to be bound by the terms of the Stockholder Agreement in substantially the form attached as Exhibit D hereto, with respect to shares of Surviving Corporation Stock such stockholder receives as Merger Consideration.  The Form of Election will include appropriate stock certificate transmittal materials, which transmittal materials shall specify that delivery of Certificates or Book-Entry Shares shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable or deliverable with respect to the shares of Common Stock represented by such Certificates or Book-Entry Shares.  The Form of Election shall include statements and representations substantially in a form prepared by the Company (and reasonably acceptable to Purchaser) as promptly as practicable following the date of this Agreement (“Election Form Representations”) that would be made by each holder of record of shares of Common Stock submitting a Form of Election (or, if such record holder is not the Person having discretion as to the matters covered by the Election Form Representations, then on behalf of the Person having such discretion).  The Form of Election shall provide that the Election Form Representations are being made as of the date the Form of Election is submitted and as of the Effective Time.

(b)           Purchaser and the Company shall mail, or cause to be mailed, the Form of Election (including the stock certificate transmittal materials) to all persons who are holders of record of Common Stock on the record date for the Company Stockholders’ Meeting, as soon as practicable after the No-Shop Period Start Date (and, in any event, with the Proxy Statement) (or such other date as Purchaser and the Company may mutually agree) (the “Mailing Date”), and thereafter Purchaser and the Company shall each use its reasonable efforts to make the Form of Election available to all persons who become holders of Common Stock subsequent to such day and no later than the close of business on the fifth (5th) Business Day prior to the Effective Time.  A properly completed Form of Election and, if the shares of Common Stock with respect to which a Stock Election is made are represented by Certificates, the Certificates evidencing such shares of Common Stock, must be received by the Exchange Agent no later than 5:00 p.m., New York City time, on the second (2nd) Business Day preceding the Closing Date (or such other time and date as Purchaser and the Company may mutually agree) (the “Election Deadline”) in order to be effective.  Any Stock Election may be withdrawn by delivery of written notice of such withdrawal to the Exchange Agent prior to the Election Deadline.

(c)           A holder of Common Stock who does not submit a properly completed Form of Election and, if the shares of Common Stock with respect to which a Stock Election is made are represented by Certificates, the Certificates evidencing such shares of Common Stock,  that are received by the Exchange Agent prior to the Election Deadline shall be deemed to have declined to make a Stock Election and will receive the Per Share Cash Consideration as provided in Section 1.8(c).  If Purchaser or the Exchange Agent shall determine that any purported Stock Election was not properly made, such purported Stock Election shall be deemed to be of no force and effect and the holder of shares of Common Stock making such purported Stock Election shall for purposes hereof be deemed to have declined to make a Stock Election and will receive the Per Share Cash Consideration as provided in Section 1.8(c).

(d)           The number of holders of record (determined in accordance with Rule 12g5-1 under the Exchange Act) of Common Stock eligible to receive the Per Share Non-Voting Stock Consideration shall not exceed 275 (the “Maximum Number”).   If the number of holders making valid (and unrevoked) Stock Elections in accordance with Section 3.2(a), (b) and (c) (each a “Stock Electing Holder”) does not exceed the Maximum Number, all of the shares of Common Stock in respect of which a valid Stock Election shall have been made shall be converted into the right to receive Per Share Non-Voting Stock Consideration pursuant to Section 1.8(c). If the number of Stock Electing Holders exceeds the Maximum Number, the 275 Stock Electing Holders in respect of which valid Stock Elections shall have been made (and not revoked) with respect to the greatest number of shares of Common Stock shall have the shares of Common Stock in respect of which they made such valid (unrevoked) Stock Elections converted into the right receive Per Share Non-Voting Stock Consideration  pursuant to Section 1.8(c); and the Stock Elections with respect to shares of Common Stock of the remaining Stock Electing Holders shall be deemed withdrawn and such shares of Common Stock shall be converted into the right to receive the Per Share Cash Consideration pursuant to  Section 1.8(c).

Section 3.3            Delivery of Merger Consideration.

(a)           Prior to the Effective Time, Purchaser shall (i) designate a bank or trust company reasonably satisfactory to the Company (the “Exchange Agent”), and Purchaser shall enter into an agreement with the Exchange Agent, which agreement shall be in form and substance reasonably satisfactory to the Company, pursuant to which, after the Effective Time, the Exchange Agent will distribute the Merger Consideration on a timely basis and (ii) irrevocably deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Common Stock immediately prior to the Effective Time (other than the Treasury Shares and Dissenting Shares), sufficient funds for timely payment of the aggregate Per Share Cash Consideration and certificates representing the shares of Surviving Corporation Stock constituting the aggregate Per Share Non-Voting Stock Consideration (such cash and certificates for shares of Surviving Corporation Stock, the “Consideration Fund”).  The Consideration Fund shall not be used for any other purpose.

(b)           As soon as practicable, but in no event later than five business days, after the Effective Time, the Exchange Agent shall mail to each record holder (other than holders of Treasury Shares and Dissenting Shares) of Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery of such Certificates or Book-Entry Shares shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity) or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of that portion of the Merger Consideration payable with respect to the shares of Common Stock represented by such Certificates or Book-Entry Shares, the form and substance of which letter of transmittal and instructions shall be in customary form and as reasonably agreed to by Purchaser and the Company prior thereto. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with a letter of transmittal duly executed and completed in accordance with the instructions set forth therein, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the aggregate Per Share Non-Voting Stock Consideration or Per Share Cash Consideration that such holder of Common Stock shall have become entitled pursuant to the provisions of this Agreement, and such Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration.

(c)           If any Merger Consideration is to be distributed, or any certificate representing shares of Surviving Corporation Stock is to be issued, to any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity (“Person”) other than the Person in whose name the Certificate or Book-Entry Share surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange present proper evidence of transfer and pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the applicable portion of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(d)           The cash portion of the Consideration Fund shall be invested by the Exchange Agent as directed by Purchaser or the Surviving Corporation.  Earnings on the Consideration Fund shall be the sole and exclusive property of Purchaser and the Surviving Corporation and shall be paid to Purchaser or the Surviving Corporation, as Purchaser directs.  No investment of the Consideration Fund shall relieve Purchaser, the Surviving Corporation or the Exchange Agent from making the payments required by this Article III, and following any net losses from any such investment, Purchaser shall promptly provide additional funds to the Exchange Agent for the benefit of the applicable holders of shares of Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Consideration Fund.  No investment of the Consideration Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(e)           From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent which are not in respect of Treasury Shares or Dissenting Shares, they shall be cancelled and exchanged for that portion of the Merger Consideration payable with respect to the shares represented by such Certificates or Book-Entry Shares as provided in this Article III.

(f)            After 12 months following the Effective Time, the Surviving Corporation may require the Exchange Agent to deliver to it any cash (including any interest received with respect thereto) that it has made available to the Exchange Agent and that has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled (subject to abandoned property, escheat and other similar laws) to look only to the Surviving Corporation for payment of any portion of the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.

(g)           Purchaser and the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration. Until surrendered in accordance with the provisions of this Section 3.4, each Certificate or Book-Entry Share representing shares of Common Stock that were outstanding immediately prior to the Effective Time (other than Treasury Shares or Dissenting Shares) shall represent for all purposes the right to receive consideration equal to that portion of the Merger Consideration payable with respect to the shares of Common Stock represented by such Certificates or Book-Entry Shares.

(h)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in such reasonable and customary amount as Purchaser may direct as indemnity against any claim that may be made against Purchaser or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall deliver that portion of the Merger Consideration payable with respect to the shares of Common Stock represented by such lost, stolen or destroyed Certificate.

Section 3.4            Treatment of Stock Options and Company Restricted Stock Awards.

(a)           As of the Effective Time, each outstanding option to purchase shares of Common Stock, including options to purchase shares of Common Stock under the Company’s 2013 Equity Compensation Plan and the Company’s 2013 Supplemental Equity Compensation Plan (the “Company Options”), whether vested or unvested, shall be cancelled (other than Company Options held by Mr. Sillerman, which shall remain outstanding) and the holder of each such cancelled Company Option with an exercise price per share less than the Per Share Cash Consideration shall be entitled to receive from the Surviving Corporation, in settlement thereof, cash (without interest and net of applicable withholding taxes) in an amount equal to the product of (i) the excess, if any, of the Per Share Cash Consideration over the applicable exercise price per share of such option, multiplied by (ii) the number of shares of Common Stock that such option may purchase upon exercise, within 15 days after the Effective Time.  As of the Effective Time, each outstanding Company Option, whether vested or unvested, held by Mr. Sillerman shall become an option in respect of a number of shares of Surviving Corporation Stock equal to the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time, subject to the same exercise price per share and any applicable vesting terms in effect prior to the Effective Time.

(b)           As of  the Effective Time and without any action on the part of any holder of any time-based restricted stock award granted under any compensation plan or arrangement of the Company, including under the Company’s 2013 Equity Compensation Plan and the Company’s 2013 Supplemental Equity Compensation Plan (the “Company Restricted Stock Awards”), (i) each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time and that is held by any holder other than Mr. Sillerman shall be converted into the right to receive an amount in cash (without interest, and subject to deduction for any required withholding taxes) equal to the product of (A) the Per Share Cash Consideration and (B) the number of shares of Common Stock subject to such Company Restricted Stock Award, and such amount shall be payable within 15 days after the Effective Time, and (ii) each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time and that is held by Mr. Sillerman shall become a Company Restricted Stock Award for a number of shares of  Surviving Corporation Stock equal to the number of shares of Common Stock subject to such Restricted Stock Award immediately prior to the Effective Time, subject to the same vesting terms as  in effect prior to the Effective Time.

(c)           Prior to the Effective Time, the Compensation Committee of the Company shall adopt such resolutions in a form reasonably acceptable to Purchaser and the Company shall take such other actions (including seeking any necessary consents, the execution of which by a holder of Company Options and/or Company Restricted Stock Awards shall be a condition to such holder’s right to receive any cash in respect thereof as contemplated by this Section 3.4) as may be necessary to effectuate the provisions of this Section 3.4.

Section 3.5            Withholding Rights. Each of Purchaser, Merger Sub, Surviving Corporation, and any of their Affiliates or Subsidiaries (and any agent acting on behalf of any of them, including the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax law. Any such withheld amounts (i) shall be remitted by Purchaser, Mr. Sillerman, Surviving Corporation, or any of their Affiliates or Subsidiaries (or any agent acting on behalf of any of them, including the Exchange Agent), as the case may be, to the appropriate Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or the disclosure schedules provided by the Company pursuant hereto (the “Company Disclosure Schedule”) (with respect to which any particular reference to a Section of this Agreement shall be deemed to be disclosed under all other Sections of this Agreement to which it is reasonably apparent from the text that such disclosure is relevant to such other Sections), the Company represents and warrants to Purchaser and Merger Sub as follows:

Section 4.1            Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Purchaser true and complete copies of the Company’s certificate of incorporation and bylaws as currently in effect.

As used in this Agreement, the term “Company Material Adverse Effect” shall mean any development, change, effect, event, occurrence, circumstance or state of facts (each, an “Event”) that, individually or in the aggregate, (a) has or would reasonably be expected to have a materially adverse effect on the financial condition, business, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, in the case of clause (a) other than to the extent such adverse development, change, effect, event, occurrence, circumstance or state of facts results from (i) any changes in any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any law or GAAP (or changes in interpretations of any law or GAAP) applicable to the Company or any of its Subsidiaries; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the Merger (including the impact of any of the foregoing on relationships with customers, suppliers, employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith); (vi) any action taken as required by this Agreement or with the written consent or at the written direction of Purchaser (or any action not taken as a result of the failure of Purchaser to consent to any action requiring Purchaser’s consent pursuant to Section 6.1); and (vii) any changes in the market price or trading volume of shares of Common Stock or any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or changes in credit ratings (it being understood that any Event underlying such change or failure may nonetheless be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that the Events referred to in the foregoing clauses (i) through (iv) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent any such Event has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies that operate in the industries in which the Company and its Subsidiaries operate).

Section 4.2            Authorization; Approvals.

(a)           The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company and, except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

(b)           The Special Committee has unanimously (x) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to the Disinterested Stockholders and (y) recommended that the Company Board approve this Agreement and the transactions contemplated hereby. Upon the unanimous recommendation of the Special Committee, the Company Board, at a meeting duly called and held on May 25, 2015, has unanimously, with Mr. Sillerman abstaining, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to the Disinterested Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, and (iii) determined to, subject to the Company Board’s right to withdraw, modify or amend such recommendation to the extent permitted under and in accordance with the requirements of Section 6.4, recommend that the stockholders of the Company vote to adopt this Agreement (such recommendation, the “Company Board Recommendation”).

Section 4.3            Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger do not require any consent, approval, license, permit, order or authorization of, or registration declaration or filing with, or notice to, any federal, state or local (whether domestic or foreign) government or any court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, authority or instrumentality or any non-governmental self-regulatory agency or authority (each, a “Governmental Entity”), other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable non-U.S. antitrust or competition-related laws; (c) compliance with any applicable requirements of the NASDAQ Global Select Market (“NASDAQ”); (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (f) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Company Material Adverse Effect (the filings and authorizations referred to in clauses (a) through (f) being referred to collectively as the “Company Required Governmental Consents”).

Section 4.4            Non-Contravention.  Assuming the receipt of the Company Stockholder Approval, execution and delivery of this Agreement by the Company does not, and the consummation of the Merger by the Company will not, (a) violate or conflict with the Company’s certificate of incorporation or bylaws, (b) assuming that all of the Company Required Governmental Consents are obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Company Required Governmental Consent has been satisfied, violate or conflict with any law, regulation, judgment, injunction, order or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (c) result in a breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries (other than the Company Options or Company Restricted Stock Awards) or (d) result in the creation of a Lien upon any asset of the Company or any of its Subsidiaries, other than, in the case of each of (b), (c) and (d), any such items that would not have, individually or in the aggregate, a Company Material Adverse Effect.

As used in this Agreement, “Lien” means any mortgage, lien, pledge, security interest or other similar encumbrance; provided, however, that the term “Lien” shall not include (i) landlords’, mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar liens incurred in the ordinary course of business, (ii) purchase money liens and liens occurring under capital lease arrangements, (iii) liens or imperfections on properties or assets which do not materially detract from the value or materially interfere with any present use of such properties or assets, (iv) liens securing liabilities which are reflected or reserved against in the Most Recent Balance Sheet to the extent so reflected or reserved in the Most Recent Balance Sheet, (v) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not adversely affect, in any material respect, the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5            Capitalization.

(a)           The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).  As of the close of business on May 25, 2015, there were (i) 93,309,305 shares of Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding and (iii) no shares of Common Stock held in the treasury of the Company. As of May 25, 2015, 2015, there were 28,701,630 shares of Common Stock reserved for issuance upon exercise or settlement of outstanding Company Options. Section 4.5(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Options and Company Restricted Stock Awards outstanding as of the date hereof, including (x) with respect to each Company Option, the number of shares of Common Stock issuable upon exercise of such Company Option, the exercise price with respect thereto and the applicable grant date thereof, and (y) with respect to each Company Restricted Stock Award, including the potential number of shares of Common Stock underlying such Company Restricted Stock Award and the applicable grant date thereof.   All outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the exercise or settlement of the Company Options, and Company Restricted Stock Awards will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation, the Company’s bylaws or any contract to which the Company is a party or otherwise bound.

(b)           As of the date hereof, except as described in Section 4.5(a) herein, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Stock or other capital stock of the Company or any of its

Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or, to the Knowledge of the Company, any other entity, other than loans to any Subsidiary of the Company in the ordinary course of business.

As used in this Agreement, the term “Knowledge” when referring to the Company means the actual knowledge of Richard Rosenstein without any duty of inquiry.

Section 4.6            Subsidiaries.

(a)           Section 4.6(a) of the Company Disclosure Schedule lists as of the date hereof each of the Subsidiaries of the Company and, for each such Subsidiary, its respective jurisdiction of incorporation or formation and the ownership interest of the Company therein.  All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien.

(b)           Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its state or country of organization, and has all applicable business entity power required to carry on its business as now conducted, except where the failure to be so organized or in such existence or standing or have such powers, individually or in the aggregate, would not have a Company Material Adverse Effect.  Each Subsidiary of the Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

(c)           All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and all of the outstanding shares of capital stock of each Subsidiary that is a corporation are fully paid and nonassessable. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or (iii) obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding securities of any Subsidiary of the Company or any capital stock of, or other ownership interests in, any Subsidiary of the Company. There are no other Persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or, to the Knowledge of the Company, any right (contingent or otherwise) to acquire the same.

Section 4.7            Company SEC Documents.  The Company has filed, in a timely manner, all reports, filings, registration statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since October 9, 2013 and prior to the date of this Agreement (as such reports, filings, registration statements and other documents may have been amended since the date of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.8            Financial Statements; Liabilities.

(a)           The consolidated financial statements (including the notes thereto) of the Company included in the Company SEC Documents fairly presented, in all material respects, in accordance with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in conformity with United States generally accepted accounting principles, consistently applied (“GAAP”) (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein).

(b)           Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, in each case, other than:

(i)            liabilities or obligations reflected in the Company SEC Documents;

(ii)           liabilities or obligations incurred in the ordinary course of business since December 31, 2014;

(iii)          liabilities or obligations incurred in connection with the Merger or the other transactions contemplated hereby; or

(iv)          liabilities or obligations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9            Disclosure Statements. (a) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is filed with the SEC,  at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and approval of the Merger and at the Effective Time and (b) the Schedule 13E-3 and any Other Filings, as supplemented or amended, if applicable, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in the Proxy Statement, Schedule 13E-3 or any Other

Filings based upon information supplied by or on behalf of Purchaser or Merger Sub for inclusion therein.

Section 4.10          Absence of Certain Changes.  Since December 31, 2014 through the date of this Agreement, except as otherwise contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects and (b) there has not been any development, change, effect, event, occurrence, circumstance or state of facts that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.11          Litigation.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, as of the date of this Agreement, (a) there are no actions, suits or proceedings (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity (“Orders”) against the Company or any of its Subsidiaries, except for such Proceedings or Orders as would not have a Company Material Adverse Effect.

Section 4.12          Taxes.

(a)           As used in this Agreement, (i) “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, assessments and other charges of any kind imposed by any Taxing Authority, including any and all federal, state, provincial, local or foreign income, gross receipts, windfall or excess profit, employment, franchise, severance, sales, use, value added, license, customs, stamp, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) “Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Taxes; and (iii) the term “Tax Returns” means any and all federal, state, provincial, local or foreign returns, reports, elections, claims for refund filings, information returns, statements or declarations (including any amendments thereto) relating to Taxes filed or required to be filed with any Taxing Authority.

(b)           Except where the failure to take such actions would not have a Company Material Adverse Effect, with respect to all taxable years which are not closed by the applicable statute of limitations: (i) all Tax Returns required to be filed with any Taxing Authority by or with respect to the Company and its Subsidiaries (the “Company Returns”) have been timely filed; (ii) the Company and its Subsidiaries have timely paid, or provided adequate reserves in the consolidated balance sheet of the Company included in the Company SEC Documents (the “Most Recent Balance Sheet”) for, all Taxes due and payable, whether or not such Taxes were shown on any Company Returns that have been so filed; (iii) the Company Returns are not currently subject to examination by any Taxing Authority and no written notice has been received by the Company or any of its Subsidiaries with respect to any actual or threatened audit or examination of any Company Return; (iv) all deficiencies asserted or assessments made as a result of any examination of the Company Returns have been paid in full or are being contested in good faith and adequate reserves have been established for such deficiencies in the Company’s financial statements in accordance with GAAP; (v) no waivers of the statutes of limitation have been given with respect to any Taxes of the Company or its Subsidiaries; and (vi) all Taxes that the Company and its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly paid to the proper Taxing Authority.

Section 4.13          Compliance with Laws; Permits.  The Company and its Subsidiaries possess all permits, licenses, approvals, authorizations of Governmental Entities (“Company Permits”) required for the Company and its Subsidiaries to carry on their respective businesses as currently conducted and no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened, except where the failure to possess any such Company Permit or any such suspension or cancellation would not have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is, or since January 1, 2013 has been, in violation of any law applicable to the Company or any of its Subsidiaries or any Company Permit, except for any such violations which would not have a Company Material Adverse Effect.

Section 4.14          Contracts.  Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any lease, license, contract or other agreement to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound (the “Company Material Contracts”) where such breach or default has had and would reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Company Material Adverse Effect.  Each Company Material Contract is a valid, binding and enforceable obligation of the Company of its Subsidiary party thereto (as applicable) and, to the Knowledge of the Company, the other parties thereto, except as would not have a Company Material Adverse Effect and except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

Section 4.15          Intellectual Property.

(a)           The Company and its Subsidiaries own or have the right to use all Company Intellectual Property necessary to carry on their respective businesses as currently conducted, except where the failure to own or have a right to use such Company Intellectual Property would not have a Company Material Adverse Effect. As used in this Agreement, “Company Intellectual Property” means all United States and foreign (i) patents, patent applications and patent disclosures, (ii) registered and unregistered trademarks, trademark applications, trade names, service marks, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) registered and unregistered copyrights, including copyrights in computer software, and (iv) trade secrets, mask works and know-how.

(b)           All of the issued or registered material Company Intellectual Property owned by the Company or one of its Subsidiaries is held of record in the name of the Company or its applicable Subsidiary free and clear of all Liens, except as would not have a Company Material Adverse Effect. There are no ongoing oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any such issued or registered material Company Intellectual Property, except any such proceedings which, if determined adversely to the Company or one of its Subsidiaries, would not have a Company Material Adverse Effect.

(c)           To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe on, misappropriate or otherwise violate any intellectual property rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect.  Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Company Intellectual Property Rights owned by the Company or its Subsidiaries.

Section 4.16          Employee Benefit Plans.

(a)           The Company has made available to Purchaser a true and complete copy of each Company Benefit Plan and all amendments thereto (or, in the case of any unwritten Company Benefit Plans, descriptions thereof) and, to the extent applicable, (i) all related trust or other funding arrangements for each Company Benefit Plan, (ii) each summary plan description and summary of material modifications for each Company Benefit Plan, (iii) the most recently filed annual report on IRS Form 5500 for each Company Benefit Plan and (iv) the most recently received determination letter regarding the tax-qualified status of each Company Benefit Plan.  As used in this Agreement, “Company Benefit Plan” means each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, incentive compensation, deferred compensation, performance awards, stock or stock-based awards, retention awards, change in control payments, fringe, retirement, death, disability or medical benefits, including each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), in each case that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current and former directors and employees of the Company and its Subsidiaries.

(b)           Except as would not have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in all respects in accordance with its terms and applicable laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).

(c)           Except as would not have a Company Material Adverse Effect, (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (“IRS”) with respect to such Company Benefit Plan as to its qualified status under the Code and (ii) no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and, to the Knowledge of the Company, no event has occurred that is reasonably likely to result in the loss of such qualified status under Section 401(a) of the Code.  With respect to each Company Benefit Plan that is not subject to United States law, except as would not have a Company Material Adverse Effect, each such Company Benefit Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(d)                                 Neither the Company nor any of its Subsidiaries presently sponsors, maintains, or contributes to, nor have the Company or any of its Subsidiaries ever sponsored, maintained or contributed to or has ever been required to contribute to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  None of the employees of the Company or any of its Subsidiaries participates in any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or any pension or retirement plan sponsored by any union or similar employee representative or sponsored by more than one unrelated employer.

(e)                                  Except as would not have a Company Material Adverse Effect, there are no (i) claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against or involving any Company Benefit Plan or the assets of any Company Benefit Plan or against the Company or any of its Subsidiaries with respect to any Company Benefit Plan or (ii) audits or investigations pending or, to the Knowledge of the Company, threatened by any Governmental Entity involving any Company Benefit Plan.

(f)                                   Except as would not have a Company Material Adverse Effect, neither the execution or delivery of this Agreement nor the consummation of the Merger will (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor or (iii) accelerate the time of payment or vesting of compensation due any such director, employee, consultant or independent contractor (other than the Company Options, Company Restricted Stock Awards or the warrants held by One of Us Holding B.V. (formerly ID&T Holding B.V.) or Jan Lok).

(g)                                  None of the Company or its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

Section 4.17                             Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party, has ever been a party or by which the Company or any of its Subsidiaries is bound or has ever been bound.  As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary.  From January 1, 2013 through the date of this Agreement, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or strikes, work stoppages, slowdowns or lockouts.

Section 4.18                             Real Property.  Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have valid leasehold interests in each lease that is material to the business the Company and its Subsidiaries (the “Company Leases”).  Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of all Company Leases (subject to any applicable grace periods under such leases) to which each is a party and all such leases are in full force and effect.  None of the Company or any of its Subsidiaries owns any material real property.

Section 4.19                             Title.  Except as would not have a Company Material Adverse Effect and except with respect to matters related to Intellectual Property (which are addressed in Section 4.15) and real property (which are addressed in Section 4.18), each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case, free and clear of Liens.

Section 4.20                             Required Vote.  Both (i) the affirmative vote of the holders of a majority of the issued and outstanding Common Stock and (ii) the Disinterested Stockholder Approval ((i) and (ii), collectively, the “Company Stockholder Approval”) are the only votes of any class or series of capital stock of the Company required by law or the certificate of incorporation or the bylaws of the Company to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

Section 4.21                             Brokers; Opinion of Committee Financial Advisor.  Except for Moelis & Company (the “Committee Financial Advisor”), the fees and expenses of which will be paid by the Company, no investment banker, broker, finder or other such intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission from the Company or any of its Subsidiaries in connection with this Agreement or the Merger.

Section 4.22                             Takeover Laws.  No “fair price”, “moratorium”, “control share acquisition”, “interested shareholder”, “affiliate transaction”, “business combination” or other similar antitakeover statute applies to this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.23                             No Other Representations.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company or its Subsidiaries or with respect to any other information provided to Merger Sub or Purchaser in connection with this Agreement or the transactions contemplated hereby.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Merger Sub or Purchaser or any other Person resulting from the distribution to Merger Sub or Purchaser, or Merger Sub’s or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Merger Sub or Purchaser in certain “data rooms” (electronic or otherwise) or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PURCHASER

Purchaser and Merger Sub represent and warrant to the Company as follows:

Section 5.1                                    Existence and Power.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as now conducted.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.  Each of Purchaser and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Purchaser Material Adverse Effect. Purchaser has made available to the Company true and complete copies of the limited liability company agreement, certificate of incorporation and bylaws, as applicable, of Purchaser and Merger Sub as currently in effect. Since the date of its formation, neither Purchaser nor Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement.  As used in this Agreement, the term “Purchaser Material Adverse Effect” shall mean any development, change, effect, event, occurrence, circumstance or state of facts that would prevent or materially delay the ability of Merger Sub or Purchaser to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.2                                    Authorization; Approvals.  Each of Purchaser and Merger Sub has the requisite limited liability company or corporate (as applicable) power and authority to execute and deliver this Agreement and to consummate the Merger.  The execution, delivery and performance of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the Merger have been duly authorized by all necessary limited liability company or corporate (as applicable) action on the part of each of Purchaser and Merger Sub, and no other limited liability company or corporate (as applicable) action on the part of Purchaser or Merger Sub is necessary to authorize the consummation of the Merger. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

Section 5.3                                    Governmental Authorization.  The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the Merger do not require any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity, other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act and any applicable non-U.S. antitrust or competition-related laws; (c) compliance with any applicable requirements of the NASDAQ; (d) compliance with any applicable requirements of the Securities Act and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (f) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Purchaser Material Adverse Effect (the filings and authorizations referred to in clauses (a) and (f) being referred to collectively as the “Purchaser Required Governmental Consents”).

Section 5.4                                    Non-Contravention.  The execution and delivery by Purchaser and Merger Sub of this Agreement do not, and the consummation by Purchaser and Merger Sub of the

Merger will not, (a) violate or conflict with the limited liability company agreement, certificate of incorporation or bylaws (as applicable) of Purchaser or Merger Sub, (b) assuming that all of the Purchaser Required Governmental Consents are obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Purchaser Required Governmental Consent has been satisfied, violate or conflict with any law, regulation, judgment, injunction, order or decree applicable to Purchaser or Merger Sub or by which any property or asset of Purchaser or Merger Sub is bound, (c) result in a breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any agreement, contract or other instrument binding upon Purchaser or Merger Sub or (d) result in the creation of any Lien upon any asset of Purchaser or Merger Sub, other than, in the case of each of (b), (c) and (d), any such items that would  have a Purchaser Material Adverse Effect.

Section 5.5                                    Information in Securities Filings.  All documents required to be filed by Guarantor, Purchaser, Merger Sub or Mr. Sillerman or their respective Affiliates (other than the Company) with the SEC in connection with the Merger, and any information supplied by Guarantor, Purchaser, Merger Sub or Mr. Sillerman or their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 and any Other Filings, or any supplement or amendment to any such filings, will not, at the respective times when such are filed with the SEC and/or are first published, given or mailed to the Company’s stockholders, as the case may be, at the time such stockholders vote on adoption of this Agreement and approval of the Merger and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included in any such filings based upon information supplied by or on behalf of the Company for inclusion therein.

Section 5.6                                    Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has not incurred any obligations or liabilities other than in connection with or as contemplated by this Agreement and except for immaterial liabilities for state franchise taxes.

Section 5.7                                    Vote Required.  No vote of the holders of any of the outstanding shares of capital stock or any other securities of Guarantor, Parent or Merger Sub is necessary to adopt this Agreement or approve the transactions contemplated hereby, including the Merger.

Section 5.8                                    Brokers.  Except for Jeffries & Company and Barclays Bank, the fees and expenses of which will be paid by Purchaser or Merger Sub, no investment banker, broker, finder or other such intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission from Merger Sub or Purchaser in connection with this Agreement or the Merger.

Section 5.9                                    Limited Guaranty.  Concurrently with the execution of this Agreement, Purchaser has caused the Guarantor to deliver to the Company the duly executed Limited Guaranty.  The execution, delivery and performance of the Guaranty by the Guarantor, and the consummation of the transactions contemplated thereby by the Guarantor, have been duly and validly authorized by all requisite actions by the Guarantor, and no other proceedings on the part of the Guarantor are necessary to authorize its execution, delivery or performance of the Limited Guaranty by the Guarantor. The Limited Guaranty has been duly and validly executed and delivered by the Guarantor and is in full force and effect and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

Section 5.10                             Solvency.  Neither Purchaser nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser, Merger Sub, the Company or any Subsidiary of the Company. Based on information available to Purchaser and Merger Sub, assuming the satisfaction of the conditions to the obligation of Purchaser and Merger Sub to consummate the Merger, after giving effect to the Merger each of Purchaser and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger. As used in this Agreement, the term “Solvent” shall mean, when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed the value of all “debts,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.11                             Investigation by Purchaser and Merger Sub.  Each of Purchaser and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Purchaser and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose.  In entering into this Agreement, each of Purchaser and Merger Sub has relied solely upon its own investigation and analysis, and each of Purchaser and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser, Merger Sub or any of their representatives.  Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective representatives or any other Person has made a representation or warranty to Purchaser or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) except as expressly and specifically covered by a representation or warranty set forth in Article IV, any material, documents or information relating to the Company or its Subsidiaries made available to each of Purchaser, Merger Sub or their representatives in any “data room” (electronic or otherwise), confidential memorandum or otherwise.

Section 5.12                             Litigation.  As of the date of this Agreement, (a) there are no Proceedings pending or, to the knowledge of Purchaser or Merger Sub, threatened against Purchaser or

Merger Sub and (b) there are no outstanding Orders against Purchaser or Merger Sub, except for such Proceedings or Orders that would not have a Purchaser Material Adverse Effect.

ARTICLE VI
COVENANTS

Section 6.1                                    Conduct of Business of the Company.  Except (i) as required by applicable law, (ii) as otherwise contemplated by this Agreement, (iii) with the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (iv) to the extent such action is taken by or at the direction of Mr. Sillerman or (v) as set forth in Section 6.1 of the Company Disclosure Schedule, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, (A) the Company will conduct its business in all material respects in the ordinary course and (B) the Company will not, and will not permit any of its Subsidiaries to:

(a)                                 declare, authorize or pay any dividends or other distributions on any of its capital stock, other than dividends and distributions by a Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(b)                                 issue, sell, pledge or otherwise encumber any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights to acquire any shares of its or its Subsidiaries’ capital stock or other equity interests, other than the issuance of shares upon the exercise or settlement of  Company Options or Company Restricted Stock Awards in accordance with their terms as in effect as of the date hereof;

(c)                                  redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (i) pursuant to commitments in effect as of the date hereof in accordance with their present terms, (ii) in connection with withholding to satisfy Tax obligations with respect to Company Options or Company Restricted Stock Awards, or acquisitions in connection with the forfeiture of equity awards, or (iii) in connection with the surrender of shares of Common Stock by holders of Company Options in order to pay the exercise price of the Company Options;

(d)                                 adjust, split, combine, subdivide, reclassify or exchange or enter into any similar transaction with respect to any shares of its capital stock or other equity interests;

(e)                                  amend the certificate of incorporation or bylaws of the Company or the equivalent organizational documents of any of its Subsidiaries;

(f)                                   acquire, including by merger, consolidation or acquisition of stock or assets, any corporation, partnership. limited liability company, other business organization or any division thereof which would be material to the Company and its Subsidiaries, taken as a whole (it being understood that any one or more acquisitions for total consideration exceeding, in the aggregate, $5,000,000 shall be deemed to be material for purposes of this clause (f));

(g)                                  incur, assume, prepay, replace, renew, extend, refinance any indebtedness for borrowed money or guarantee or otherwise become liable for any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, in each case except for indebtedness (i) of up to $5,000,000, in the aggregate, under the Company’s or any of its Subsidiaries’ current credit facilities in the ordinary course of business, (ii)  among the Company and any of its wholly-owned Subsidiaries or among such Subsidiaries, or (iii) in the form of interest rate or foreign currency swaps on customary commercial terms consistent with past practice in all material respects;

(h)                                 make any loans, advances or capital contributions to, or any investments in, any other Person, other than (i) loans or advances among any of the Company’s wholly-owned Subsidiaries or among the Company and any of its wholly owned Subsidiaries, (ii) advance of business expenses to employees in the ordinary course of business consistent with past practice or (iii) other advances in the ordinary course of business consistent with past practice;

(i)                                     sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except (i) pursuant to, and in accordance with the present terms of, contracts in force on the date of this Agreement and (ii) the non-exclusive license of any Company Intellectual Property in the ordinary course of business consistent with past practice;

(j)                                    adopt or amend any Company Benefit Plan or other employee benefit plans;

(k)                                 increase the compensation, benefits or severance arrangements of any of its directors, employees (including its executive officers) or consultants, in each case except as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement;

(l)                                     enter into any contract (i) under which the aggregate obligations of the Company and its Subsidiaries is greater than $1,000,000 (unless such contract is entered into in the ordinary course of business consistent with past practice) or (ii) which contains provisions that would limit the freedom of the Company or any of its Affiliates (including, from and after the Closing, Purchaser and its Affiliates) to engage in any line of business, acquire any Person or compete with any Person in any manner;

(m)                             settle, release, waive or compromise any litigation claim or other pending or threatened proceedings by or before a Governmental Entity if such settlement, release, waiver or compromise (i) with respect to the payment of monetary damages, involves the payment by the Company or any of its Subsidiaries of monetary damages that exceed $3,000,000 individually or $5,000,000 in the aggregate or (ii) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would be reasonably expected to be material to the Company and its Subsidiaries, taken a whole;

(n)                                 except as required by applicable law or GAAP, (i) make any material Tax election not consistent with past practice, (ii) file any material amended Tax Return that would reasonably be expected to have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for periods after the Closing Date, (iii) change any material method of Tax accounting or change any annual income Tax accounting period, (iv) settle or compromise any material Tax proceeding or assessment, (v) enter into any “closing agreement” within the meaning of Code Section 7121 (or any similar provision of state, local or non-U.S. law) with respect to a material amount of Taxes, (vi) surrender any right to claim a material refund of Taxes, or (vii) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment; or

(o)                                 authorize or commit or agree to take any of the foregoing actions.

Section 6.2                                    Consents and Filings.  The parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (a) obtain from Governmental Entities and other Persons all consents, clearances, approvals, authorizations, qualifications and orders and give all notices as are necessary for the consummation of the transactions contemplated by this Agreement, and (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable law, including make the necessary filings under the HSR Act within 10 Business Days after the date hereof. In furtherance and not in limitation of the foregoing, the parties shall (i) use their respective reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the waiting period applicable to the Merger under the HSR Act as promptly as reasonably practicable and in any event no later than the Outside Date, (ii) promptly notify the other parties of any communication concerning this Agreement and any of the transactions contemplated hereby from any Governmental Entity and consider in good faith the views of the other parties and keep the other parties reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other parties with any written notices or other communications received from, or given to, the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”); and (iii) permit the other parties to review in draft form any proposed communication to be submitted by it to the FTC or the DOJ, with reasonable time and opportunity to comment, give reasonable consideration to the other party’s comments thereon, and consult with each other party in advance of any in-person or telephonic meeting or conference with, the FTC or the DOJ, and, to the extent permitted by the FTC or the DOJ, not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Merger) with the FTC or the DOJ unless it consults with the other parties and their representatives in advance and invites the other parties’ representatives to attend such meetings and/or discussions; provided, however, that nothing in this Agreement shall prevent any party from responding to or complying with a subpoena or other legal process required by law or submitting factual information in response to a request therefor.

Section 6.3                                    Indemnification; Insurance.  At all times following the Merger, the Surviving Corporation shall indemnify all present and former directors or officers of the Company (“Indemnified  Parties”) against any costs or expenses (including reasonable attorneys’

fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, promptly reimburse such Indemnified Parties, from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that such reimbursement shall be conditioned upon such Indemnified Parties’ agreement promptly to return such amounts if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. The foregoing rights shall be in addition to any rights to which any Indemnified Party may be entitled by reason of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, any contract and/or any applicable law. The Surviving Corporation will maintain, for a period of not less than six years from the Effective Time, the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance and indemnification policy (or a policy providing substantially similar coverage, including a prepaid “tail” policy) (the “D&O Insurance”) for all persons who are directors and officers of the Company and its Subsidiaries covered by the Company’s D&O Insurance as of the Effective Time, provided that in no event shall the Surviving Corporation be required to pay annual premium for such coverage in excess of 300% of the last annual premium paid by the Company prior to the date hereof. The Surviving Corporation shall maintain in effect for a period of not less than six years from the Effective Time, in its certificate of incorporation and bylaws, provisions substantially identical to Article VIII of the certificate of incorporation of the Company and Article VII of the bylaws of the Company, respectively, as currently in effect. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.4                                    Other Proposals.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern Time) on the 45th calendar day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, investment bankers, accountants, attorneys, representatives, agents and Affiliates (collectively, “Representatives”) shall have the right, directly or indirectly, under the direction of the Special Committee (which has been authorized to act on behalf of the Company Board and the Company with respect to any action permitted or contemplated by this Section 6.4), to (i) initiate, solicit and encourage, whether publicly or otherwise, Transaction Proposals (or any inquiry or the making of any proposal or offer or other efforts or attempts that may reasonably be expected to lead to a Transaction Proposal), including by way of furnishing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to one or more Acceptable Confidentiality Agreements executed by such Person; provided that the Company shall promptly make available to Purchaser any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously provided to Purchaser after the date hereof

(provided that all documents to which Purchaser or its Representatives have been provided with through access to the documents posted to the data room at https://datasite.com/ shall be deemed to have been provided to Purchaser after the date hereof), and (ii) engage in, enter into, continue, maintain or otherwise participate in any discussions or negotiations with any Person or group of Persons with respect to any Transaction Proposals (or any inquiry, proposal or offer or other efforts or attempts that may reasonably be expected to lead to a Transaction Proposal) and otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.  No later than the third Business Day after the No-Shop Period Start Date, the Company shall provide Purchaser with a list of Excluded Parties, including the identity of each Excluded Party and a copy of the Transaction Proposal submitted by such Excluded Party (to the extent any such Transaction Proposal contains confidential or competitively sensitive information about the Excluded Party that has no effect on the value of the consideration offered under such Transaction Proposal or the timing or likelihood of consummation of the Transaction Proposal, such information may be redacted if necessary to comply with the terms of any Acceptable Confidentiality Agreement) on the basis of which the Company Board (acting through the Special Committee) made the determination that such Person shall be an Excluded Party.

(b)                                 Except as may relate to any Excluded Party (but only for so long as such Person, group or group of Persons remains an Excluded Party) or as expressly permitted by this Section 6.4, from and after the No-Shop Period Start Date until the Effective Time or the earlier termination of this Agreement, none of the Company, any of its Subsidiaries, or any of their respective Representatives, will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Transaction Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any Representative to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company Board (acting through the Special Committee) from, prior to the receipt of the Company Stockholder Approval, furnishing information to or entering into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide written Transaction Proposal which did not result from any violation of this Section 6.4 and which the Company Board (acting through the Special Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith constitutes or would reasonably be expected to result in a Superior Proposal if (A) the Company Board (acting through the Special Committee), after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action the Company provides prompt notice to Purchaser to the effect that it is furnishing such information to or entering into discussions or negotiations with such Person and receives from such Person an Acceptable Confidentiality Agreement, and (C) the Company promptly makes available to Purchaser any material non-public information concerning the Company or its Subsidiaries that is provided to any such Person that was not previously provided to Parent after the date hereof (provided that all documents to which Purchaser or its Representatives have been provided with through access to the documents posted to the data room at https://datasite.com/  shall be deemed to have been provided to Purchaser after the date hereof).  Except as may relate to any Excluded

Party (but only for so long as such Person, group or group of Persons remains an Excluded Party) or as otherwise permitted by the foregoing provisions of this Section 6.4, after the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and all Representatives to, promptly cease and terminate any then-existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted prior to the No-Shop Period Start Date by the Company, any of its Subsidiaries, the Company Board, the Special Committee or any Representatives with respect to the foregoing (including the termination of access to any physical or electronic data rooms containing information regarding the Company and/or its Subsidiaries) and shall use its reasonable best efforts to cause any such Person (and its Representatives) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and/or its Subsidiaries to return or destroy (and confirm destruction of) all such information. In the event of an exercise of the Company’s or the Company Board’s rights under clauses (i) above and subject to compliance with this Section 6.4, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by the Company. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.4(a) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in this Section 6.4(b) shall not apply to, any Excluded Party, including with respect to any amended or modified Transaction Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(c)                                  Except as set forth in this Section 6.4, neither the Company Board nor any committee thereof (including the Special Committee) shall:

(i)                                     withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Purchaser and/or Merger Sub, the Company Board Recommendation with respect to the Merger or fail to include the Company Board Recommendation in the Proxy Statement, or adopt, approve or recommend (publicly or otherwise) or propose or resolve to adopt, approve or recommend (publicly or otherwise) an Transaction Proposal;

(ii)                                  (A) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of the Company other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (B) within ten Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the Company Board Recommendation or (C) following the announcement by a third party of a bona fide Transaction Proposal by such third party fail to reaffirm publicly the Company Board Recommendation within five Business Days after Purchaser requests in writing that the Company Board Recommendation be reaffirmed publicly (provided, that Purchaser shall only be permitted to make one such request under clause (C) in connection with any single Transaction Proposal by a third party) (any of the actions described in the foregoing clause (i) or this clause (ii) being referred to as a “Company Adverse Recommendation Change”);

(iii)                               authorize, cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent or agreement in principle with respect thereto (other than an Acceptable Confidentiality Agreement) (a “Definitive Transaction Agreement”) relating to any Transaction Proposal; or

(iv)                              take any action pursuant to Section 8.1(c) (i).

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, prior to (but not after) the receipt of the Company Stockholder Approval, the Company Board (acting through the Special Committee) may (x) effect a Company Adverse Recommendation Change involving the actions described in Section 6.4(c)(i) in response to an Intervening Event if the Company Board (acting through the Special Committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties to stockholders under applicable law (such Company Adverse Recommendation Change, an “Intervening Event Change of Recommendation”) or (y) effect a Company Adverse Recommendation Change in response to a Superior Proposal (provided that such Superior Proposal did not result from any breach of this Section 6.4) or terminate this Agreement pursuant to Section 8.1(c)(i) to enter into a Definitive Transaction Agreement providing for a Superior Proposal as contemplated herein, if the Company Board (acting through the Special Committee) determines in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties to stockholders under applicable law; provided that prior to taking any of the actions permitted under this Section 6.4(d):

(i)                                     the Company shall have provided prior written notice to Purchaser, at least five Business Days in advance (the “Notice Period”), of its intention to effect (x) an Intervening Event Change of Recommendation or (y) a Company Adverse Recommendation Change in response to a Superior Proposal or to terminate this Agreement pursuant to Section 8.1(c)(i), which notice, if concerning an intended Intervening Event Change of Recommendation shall include a description of the Intervening Event in reasonable detail or, if concerning an intended Company Adverse  Recommendation Change in response to a Superior Proposal or concerning an intended termination pursuant to Section 8.1(c)(i) of this Agreement, shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof (or of any material modification thereto) and include a copy of the Superior Proposal and a copy of the then-current proposed draft Definitive Transaction Agreements (to the extent any such Superior Proposal contains confidential or competitively sensitive information about the party (or parties) making the Superior Proposal that has no effect on the value of the consideration offered under such Superior Proposal or the timing or likelihood of consummation of such Superior Proposal, such information may be redacted if necessary to comply with the terms of any Acceptable Confidentiality Agreement);

(ii)                                  during such Notice Period, if requested by Purchaser, the Company shall engage in good faith negotiations with Purchaser to amend this Agreement in such a manner that would cause the Transaction Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or, in the case of an Intervening Event, so that there is no longer a basis for the Intervening Event Change or Recommendation or Company Adverse Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(i); and

(iii)                               upon the expiration of the Notice Period, the Special Committee shall have determined in good faith, after consulting with its outside financial advisor that: (A) with respect to an intended Intervening Event Change of Recommendation, the failure to effect a Intervening Event Change of Recommendation would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties to stockholders under applicable law, and (B) with respect an intended termination pursuant to Section 8.1(c)(i) or an intended Company Adverse Recommendation Change in response to a Superior Proposal, the Superior Proposal continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties to stockholders under applicable law;

provided, further, that, if the intended action is a termination of this Agreement to concurrently enter into a Definitive Transaction Agreement providing for a Superior Proposal, (i) in the event of any material revisions to the financial terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 6.4(d) with respect to such new written notice, except that the Notice Period shall be reduced to three Business Days (rather than the five Business Days otherwise contemplated by this Section 6.4(d)) and (ii) prior to or concurrently with the execution of such Definitive Transaction Agreement, the Company shall have entered into arrangements to provide for (x) the termination or replacement of all outstanding Sillerman Credit Supports, and the release of all collateral posted pursuant thereto, (y) the release of the Guarantor, Mr. Sillerman and their respective Affiliates from any and all support obligations under the Sillerman Credit Supports, and (z) the reimbursement of the Guarantor, Mr. Sillerman and their respective Affiliates for all of the costs and expenses incurred and payments made by them in respect of the Sillerman Credit Supports.  For purposes of this Agreement, “Sillerman Credit Supports” shall mean the guaranties and other credit support of obligations of the Company and/or its Subsidiaries, including collateral posted for the benefit of the Company and/or its Subsidiaries, provided or posted by the Guarantor, Mr. Sillerman or their respective Affiliates listed on Schedule 6.4(d) (as such Schedule may be amended from time to time by written agreement of the Company and Purchaser).

(e)                                  After the No-Shop Period Start Date:  (i) the Company shall promptly (and in any event within forty-eight (48) hours of the Company Board (excluding Mr. Sillerman), the Special Committee or the Company becoming aware of such event) notify Purchaser if any proposals or offers with respect to (or could reasonably be expected to lead to) a Transaction Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives from any Person (other than Purchaser and Merger Sub), including in such notification, a copy (if in writing) (to the extent any such expression of interest, proposal, offer or request contains confidential or competitively sensitive information about the party making such expression of interest, proposal, offer or request that has no effect on the value of the consideration offered by such party or the timing or likelihood of consummation of the transaction contemplated by such expression of interest, proposal, offer or request, such information may be redacted if necessary to comply with the terms of any Acceptable Confidentiality Agreement) or written summary of material terms (if oral) and the identity of the Person from which such expression of interest, proposal, offer or request for information was received; (ii) except as otherwise provided in Section 6.4(d), the Company shall keep Purchaser reasonably informed, on a prompt basis (and in any event within forty-eight (48) hours of the Company Board (excluding Mr. Sillerman), the Special Committee or the Company becoming aware of any such event) of the status and terms of any proposals or offers (including any copies (if in writing) (to the extent any such Transaction Proposal contains confidential or competitively sensitive information about the party making the Transaction Proposal that has no effect on the value of the consideration offered under such Transaction Proposal or the timing or likelihood of consummation of such Transaction Proposal, such information may be redacted if necessary to comply with the terms of any Acceptable Confidentiality Agreement) or written summaries of material terms (if oral, which written summaries may be delivered by email) of any written proposed agreements and amendments or modifications thereto) and the status of any discussions, negotiations or developments, including any change in the Company’s intentions as previously notified, regarding any Transaction Proposal, and in the case of any material modification to the terms of any Transaction Proposal, the Company shall notify Purchaser of such modification on a prompt basis (and in any event within forty-eight (48) hours of the Company’s or its Representatives’ knowledge of any such modification).

(f)                                   Nothing contained in this Section 6.4 shall be deemed to prohibit the Company Board from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Transaction Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (ii) issuing any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company).  For the avoidance of doubt, complying with such obligations or making such disclosure shall not in any way limit or modify the effect that any such action has under this Agreement, including whether there has been a Company Adverse Recommendation Change.

(g)                                  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (acting through the Special Committee) shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.  The approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to Purchaser, Merger Sub, Guarantor, Mr. Sillerman, the Merger or the other transactions contemplated by this Agreement shall be irrevocable and unconditional and no Adverse Change of Recommendation or any other action shall change such approval.

(h)                                 For purposes of this Agreement:

(i)                                     “Acceptable Confidentiality Agreement” means a duly executed confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the form confidentiality agreement attached as Exhibit E hereto; provided that no Acceptable Confidentiality Agreement shall contain any provision that prohibits the Company, the Company Board or any committee thereof (including the Special Committee) from complying with their obligations under this Section 6.4, including the notification requirements herein.

(ii)                                  “Excluded Party” shall mean any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a Transaction Proposal that the Company Board (acting through the Special Committee) after consultation with its financial advisors and outside legal counsel, determines in good faith, prior to or within three Business Days after the No-Shop Period Start Date, constitutes or would reasonably be expected to lead to a Superior Proposal; provided, that any Person, group of Persons or group shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Transaction Proposal submitted by such Person is withdrawn or terminated.

(iii)                               “Transaction Proposal” shall mean any of the following (other than the transactions between the Company, Purchaser and Merger Sub contemplated by this Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for, or the acquisition of (or right to acquire) “beneficial ownership” by any person, “group” or entity (as such terms are defined under Section 13(d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

(iv)                              “Superior Proposal” shall mean a bona fide written Transaction Proposal (except that the references to “20%” in the definition thereof will be deemed “50%”) that the Company Board (acting through the Special Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith is more favorable from a financial point of view to the Disinterested Stockholders than the Merger, taking into account (A) all financial considerations, (B) the identity of the Person making such Transaction Proposal, (C) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Transaction Proposal, (D) the other terms and conditions of such Transaction Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Transaction Proposal deemed relevant by the Company Board (acting through the Special Committee), and (E) any revisions to the terms of this Agreement and the Merger proposed by Purchaser and/or Merger Sub at any time prior to the end of the Notice Period.

(v)                                 “Intervening Event” shall mean a material development, change, effect, event, occurrence, circumstance or state of facts that occurs or arises with respect to the Company or any of its Affiliates after the execution and delivery of this Agreement (other than a Transaction Proposal or Superior Proposal) that was not known to the Special Committee or the

Company Board (excluding Mr. Sillerman) prior to the execution and delivery of this Agreement.

Section 6.5                                    Public Announcements.  Neither Merger Sub or Purchaser, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the Merger without the prior consent of the Company or Purchaser, respectively, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with, or rule of, the NASDAQ and, in any event, to the extent practicable, Purchaser, Merger Sub and the Company will consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any such press release or other public statements with respect to the Merger. The parties agree that the initial press release or releases to be issued with respect to this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding anything to the contrary herein, the parties shall be entitled to make public statements to investors, analysts, regulators, financing sources and other Persons to the extent consistent with other information made public in accordance with this Section 6.5.

Section 6.6                                    [Intentionally Omitted].

Section 6.7                                    Financing.  Within ten (10) days after receiving a written request from the Special Committee (which request shall not be delivered prior to the No-Shop Period Start Date) (the last day of such ten (10)-day period, the “Financing Commitment Deadline”), Purchaser shall deliver to the Special Committee fully executed debt and/or equity commitment letters or similar agreements (in a reasonable form) from one or more Persons (which could include Mr. Sillerman and/or his Affiliates) describing the terms and conditions for the financing of 100% of the aggregate amount of the cash Merger Consideration (the “Financing Commitments”), together with an amendment to this Agreement in substantially the form attached as Exhibit F hereto (the “Merger Agreement Amendment”), duly executed by Purchaser and Merger Sub; provided that Purchaser need not provide details of any fee letters that do not reduce the amount of the available debt financing or add to the conditions thereto.  The Company shall promptly execute the Merger Agreement Amendment upon the receipt thereof (in any event within twenty-four (24) upon the receipt thereof).

Section 6.8                                    Financing Cooperation.  Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use, and shall use their reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to use reasonable best efforts to, provide to Purchaser and Merger Sub (and Mr. Sillerman is hereby authorized in his capacity as an officer of the Company to provide) all cooperation reasonably requested by Purchaser in connection with Purchaser’s efforts to obtain financing for the Merger, including (i) to the extent reasonably available to the Company, furnishing Purchaser and prospective providers and arrangers of financing financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser, (ii) participating in a reasonable number of meetings, due diligence sessions and drafting sessions in connection with potential financing for the Merger at times and in locations reasonably acceptable to the Company and to the extent customary and reasonable and not unreasonably interfering with the business of the Company, (iii) reviewing, as reasonably requested by Purchaser, rating agency presentations and lender information memoranda relating to potential financing, (iv) reasonably cooperating with the marketing efforts of Purchaser and the potential arrangers or providers of financing for the Merger, (v) providing and executing documents as may be reasonably requested by Purchaser, including (A) customary authorization letters and confirmations in connection with marketing materials for the financing, (B) to the extent available, documents relating to the repayment of the existing indebtedness of the Company and its Subsidiaries and the release of related liens, including customary payoff letters, and (C) agreements, documents or certificates (including insurance) that facilitate the creation, perfection or enforcement of liens securing the financing as requested by Purchaser or the providers or arrangers of prospective financing, in each case in form and substance reasonably satisfactory to Purchaser; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or documents shall be effective until the Effective Time, (vi) using reasonable best efforts to cooperate with the due diligence investigation of the prospective arrangers and providers of financing, (vii) using reasonable best efforts to satisfy on a timely basis all conditions to funding that are applicable to Purchaser and its Affiliates with respect to any Financing Commitment, (viii) if reasonably requested in writing at least ten (10) Business Days prior to Closing, providing at least three (3) Business Days prior to Closing, and as reasonably requested by Purchaser, all documentation and other information with respect to the Company, the Company’s Subsidiaries and their respective Affiliates that any lender has determined is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), (ix) if applicable, cooperating in the prepayment and termination of any existing indebtedness of the Company or its Subsidiaries, the termination of all guaranties and security interests in connection therewith and the delivery of customary payoff letters, lien releases and termination documentation with respect to the foregoing, in each case reasonably satisfactory to Purchaser, (x) providing a certificate of the chief financial officer or other senior financial officer of the Company with respect to solvency matters as of the Closing, and (xi) using reasonable best efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Purchaser or the arranges or providers of financing; provided, however, that, (A) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, and (B) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any prospective financing in connection with the Merger; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

Section 6.9                                    Treatment of Existing Indebtedness.  Prior to the Closing, the Company shall take all necessary actions to approve the individuals who will become directors of the Surviving Corporation pursuant to Section 1.6 as “Continuing Directors” for purposes of the Company’s Indenture, dated as of February 4, 2014, by and among the Company, as issuer, U.S. Bank National Association, as trustee and collateral agent, and the guarantors party thereto (as such Indenture may be amended and supplemented from time to time).

Section 6.10                             Access to Information.  From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall (a) give Purchaser and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, businesses, operations and books and records of the Company and each of its Subsidiaries, and (b) furnish to Purchaser and its Representatives such financial and operating data and other information as such Persons may reasonably request.  The Company shall cause the Representatives of the Company and its Subsidiaries to reasonably cooperate with Purchaser and its prospective lenders and investors, as well as Purchaser’s and Purchaser’s prospective arrangers and sources of financing and their respective Representatives, in connection with such investigation and examination.  Any investigation pursuant to this Section 6.10 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.11                             Transaction Litigation.  In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company, its Subsidiaries and/or the members of the Company Board, the Special Committee or the board of directors of any of the Company’s Subsidiaries after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), the Company shall promptly (and in any event within forty-eight (48) hours) notify Purchaser of any such Transaction Litigation, give Purchaser, Merger Sub and their Representatives the opportunity to participate in, but not control, the defense of any such litigation and keep Purchaser reasonably informed with respect to the status thereof.  The Company agrees that it shall not compromise, offer to settle, agree to any settlement of or come to any arrangement regarding any such litigation without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1                                    Conditions to Each Party’s Obligation.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)                                 The Company Stockholder Approval shall have been obtained (it being understood that this condition is not waivable by any party hereto);

(b)                                 No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Merger shall be in effect; and

(c)                                  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, any applicable waiting period required to consummate the Merger under non-U.S. antitrust or competition-related laws shall have been terminated or shall have expired and any approval, consent, ratification, permission, waiver or authorization required under such non-U.S. antitrust or competition-related laws in connection with the Merger shall have been obtained and be in full force and effect.

(d)                                 The Special Committee and the Company Board shall have received a written opinion of the Committee Financial Advisor (or another recognized investment banking firm) to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than the holders of Purchaser Owned Shares or Dissenting Shares) (the “Committee Financial Advisor Opinion”).

Section 7.2                                    Condition to Purchaser’s and Merger Sub’s Obligation.  The obligation of Purchaser and Merger Sub to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)                                 (i) The representations and warranties of the Company contained in Sections 4.1, 4.2, 4.5(a) and 4.21 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), and (ii) all other representations and warranties of the Company contained in this Agreement (considered without regard to any reference to materiality qualifiers such as “material” and “Company Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect;

(b)                                 The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c)                                  The Company shall have delivered to Purchaser and Merger Sub a certificate, dated as of the Closing Date and signed by one of its executive officers (other than Mr. Sillerman), certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied; and

(d)                                 Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 7.3                                    Condition to Company’s Obligation.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)                                 (i) The representations and warranties of Purchaser and Merger Sub contained in Sections 5.1, 5.2 and 5.8 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), and (ii) all other representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct (considered without regard to any reference to materiality qualifiers such as “material” and “Purchaser Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect;

(b)                                 Each of Purchaser and Merger Sub shall have performed in all material respects the obligations required to be performed by him or it under this Agreement at or prior to the Closing Date; and

(c)                                  Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by Purchaser, certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

Section 8.1                                    Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

(a)                                 by mutual written consent of each of Purchaser and the Company (with the prior approval of the Special Committee); or

(b)                                 by either Purchaser or the Company (with the prior approval of the Special Committee):

(i)                                     if any court of competent jurisdiction in the United States or other United States or State governmental body shall have issued an order, decree or ruling or taken any other action restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

(ii)                                  if the Merger shall not have occurred by January 5, 2016 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Merger on or before such date; or

(iii)                               if the Company Stockholder Approval, including the Disinterested Stockholder Approval, shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment thereof; or

(c)                                  by the Company (with the prior approval of the Special Committee):

(i)                                     if at any time prior to the time the Company Stockholder Approval is obtained, the Company Board shall have authorized the Company to enter into a Definitive Transaction Agreement with respect to a Superior Proposal; provided that the Company has complied with Section 6.4, including the notice provisions therein and the requirements in Section 6.4(d) thereof, and substantially concurrently with such termination, the Company enters into such Definitive Transaction Agreement and pays to Purchaser (or its designee) the applicable Company Termination Fee in accordance with Section 8.3; or

(ii)                                  if Purchaser or Merger Sub shall have materially breached or failed to perform in any material respect their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and such breach or failure cannot be or has not been cured within the earlier of (A) 30 calendar days after the Company’s written notice to Purchaser of such breach and (B) the Outside Date; provided, however, the termination right contemplated by this Section 8.1(c)(ii) shall not be available to the Company if there has been any material breach by the Company of its representations, warranties or covenants in this Agreement; or

(iii)                               (A) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) the Company has notified Purchaser in writing (x) that all of the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is at the time of termination capable of being satisfied or waived at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.3 for the purpose of consummating the Closing and (y) it is ready, willing and able to consummate the Closing; and (C) Purchaser and Merger Sub fail to complete the Closing within three (3) Business Days following the later of (x) the Company’s delivery of its notice pursuant to the foregoing clause (B) and (y) the date the Closing should have occurred pursuant to Section 1.2; or

(iv)                              if Purchaser shall have failed to deliver the Financing Commitments on or prior to the Financing Commitment Deadline, provided that, at the time of such termination, no Company Material Adverse Effect shall have occurred since the date of this Agreement; or

(d)                                 by Purchaser:

(i)                                     if (A) the Company enters into a Definitive Transaction Agreement with any Person with respect to a Transaction Proposal, (B) the Company Board or any committee thereof (including the Special Committee) has effected a Company Adverse Recommendation Change, or (C) the Committee Financial Advisor Opinion shall not have been delivered within three (3) Business Days following Purchaser’s delivery of the Financing Commitments in accordance with Section 6.7; or

(ii)                                  if the Company shall have materially breached or failed to perform in any material respect its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and such breach or failure cannot be or has not been cured within the earlier of (A) 30 calendar days after Purchaser’s written notice to the Company of such breach and (B) the Outside Date; provided, however, the termination right contemplated by this Section 8.1(d)(ii) shall not be available to Purchaser if there has been any material breach by Purchaser of its representations, warranties or covenants in this Agreement.

Section 8.2                                    Manner and Effect of Termination.  Any party terminating this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other parties in accordance with this Agreement, specifying the provision or provisions hereof pursuant to which such termination is being effected.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall be void and have no effect, with no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, except that the provisions of this Section 8.2, Section 8.3 and Article IX shall survive such termination.

Section 8.3                                    Termination Fees.  Notwithstanding anything to the contrary contained in this Agreement:

(a)                                 Company Termination Fee and Expense Reimbursement.

(i)                                     If this Agreement is terminated by (x) by the Company pursuant to Section 8.1(c)(i), or (y) by Purchaser pursuant to Section 8.1(d)(i), then the Company shall (A) in the case of clause (x) above, prior to or substantially concurrently with such termination (and any purported termination pursuant to Section 8.1(c)(i) shall be void and of no force and effect unless and until the Company shall have made such payment) and (B) in the case of clause (y)above, no later than three Business Days after the date of such termination, pay the Company Termination Fee to Purchaser (or its designee) by wire transfer of same day funds to one or more accounts designated by Purchaser (or its designee).

(ii)                                  If (A) this Agreement is terminated by either the Company or Purchaser pursuant to Section 8.1(b)(iii), (B) any Person (other than Purchaser, Merger Sub or any of their Affiliates) shall have made or renewed a bona fide Transaction Proposal (for purposes of this Section 8.3(a)(ii), any reference to “20%” in the definition of “Transaction Proposal” shall be deemed refer to “50%” instead) (such Transaction Proposal, a “Qualifying Transaction”) after the date hereof that is publicly disclosed or publicly announced and shall not have been publicly withdrawn prior to the Company Stockholders’ Meeting, and (C) within twelve (12) months of such termination, the Company shall have entered into a Definitive Transaction Agreement with respect to any Qualifying Transaction or any Qualifying Transaction is consummated (in each case other than any Qualifying Transaction in which Purchaser or any Person controlled by Mr. Sillerman is the acquiror), no later than three Business Days after the consummation of such Qualifying Transaction (regardless of whether the Qualifying Transaction is consummated during or after the twelve-month period following such termination), the Company shall pay the Company Termination Fee (less any Expense Reimbursement paid previously pursuant to Section 8.3(a)(iv)) to Purchaser (or its designee) by wire transfer of same day funds to one or more accounts designated by Purchaser (or its designee).

(iii)                               For purposes of this Agreement, “Company Termination Fee” shall be an amount in cash equal to $15,500,000; provided, however, in the event this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) prior to the No-Shop Period Start Date, the Company Termination Fee shall be an amount in cash equal to $7,800,000.

(iv)                              If this Agreement is terminated by the Company or Purchaser pursuant to Section 8.1(b)(iii), the Company shall reimburse Purchaser, on demand, for all actual, documented fees and expenses (including all fees and expenses of counsel, accountants, investment banks and consultants to Purchaser, Merger Sub, Guarantor or Mr. Sillerman, and all actual, documented fees and expenses of financing sources for which Purchaser, Merger Sub, Guarantor or Mr. Sillerman may be responsible) incurred by Purchaser, Merger Sub, Guarantor, Mr. Sillerman or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (the “Expense Reimbursement”), by wire transfer of immediately available funds to an account designated by Purchaser; provided that the maximum amount of Expense Reimbursement payable by the Company pursuant to this Section 8.3(a)(iv) shall be $5,000,000.

(iv)                              In the event that this Agreement shall have been terminated pursuant to Section 8.1 under circumstances where the Company Termination Fee is payable by the Company to Purchaser (or its designee) and Purchaser (or its designee) shall have received full payment of the Company Termination Fee in accordance with this Section 8.3(a), (A) the receipt of the full amount of the Company Termination Fee shall be the sole and exclusive remedy of Purchaser and Merger Sub and their Affiliates against the Company and its Affiliates and their respective directors, officers and other Representatives in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination (including any breach by the Company of its representations, warranties or covenants contained in this Agreement or any certificate or other document delivered or entered into pursuant to this Agreement), and (B) none of Purchaser, Merger Sub or their Affiliates shall be entitled to bring or maintain any action against the Company, its Affiliates or their respective directors, officers and other Representatives, or have any further liability or obligation, arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.  For the avoidance of doubt, in the event the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform any of its obligations hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.13, Purchaser’s and Merger Sub’s sole and exclusive remedy against the Company or any of its Affiliates in respect of this Agreement, any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby (including the abandonment of such transactions and the failure to consummate such transactions) shall be to terminate this Agreement in accordance with this Article VIII and collect, if due, the Company Termination Fee from the Company.  Under no circumstances shall Purchaser (or its designee) be entitled to collect the Company Termination Fee on more than one occasion and under no circumstances shall Purchaser or Merger Sub be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 9.13 and any money damages, including all or any portion of the Company Termination Fee.

(b)                                 Purchaser Termination Fee.

(i)                                     If this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii) or Section 8.1(c)(iv), then Purchaser shall, no later than three Business Days after the date of such termination, pay to the Company by wire transfer of same day funds to one or more accounts designated by the Company a termination fee of $7,800,000 (as it may be adjusted pursuant to the next proviso of this Section 8.3(b)(i), the “Purchaser Termination Fee”); provided, that from and after the date on which Purchaser delivers the Financing Commitments to the Company, the amount of the Purchaser Termination Fee shall be increased to $31,000,000; provided, further, that Purchaser may, in its sole discretion, satisfy its obligation to pay the Purchaser Termination Fee, in whole or in part, by transferring such number of shares of Common Stock beneficially owned by Mr. Sillerman with an aggregate value (calculated based on a per share value equal to the Per Share Merger Consideration) equal to such portion of the Purchaser Termination Fee as Purchaser shall determine in its sole discretion, and provided still further that Purchaser shall pay the remainder of the Purchaser Termination Fee (if any) by wire transfer of same day funds to one or more accounts designated by the Company.

(ii)                                  In the event that this Agreement shall have been terminated under circumstance where the Purchaser Termination Fee is payable by Purchaser to the Company and the Company shall have received full payment of the Purchaser Termination Fee (whether by payment of same day funds or by transfer of shares of Common Stock or a combination thereof) in accordance with this Section 8.3(b), (A) the receipt of the Purchaser Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Purchaser, Merger Sub, their Affiliates, their financing sources and their respective directors, officers and other Representatives in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination (including any breach by Purchaser or Merger Sub of its representations, warranties or covenants contained in this Agreement or any certificate or other document delivered or entered into pursuant to this Agreement), and (B) none of the Company or any of its Affiliates shall be entitled to bring or maintain any action against Purchaser, Merger Sub, any of their Affiliates or any of their respective directors, officers or other Representatives, or have any further liability or obligation, arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.  For the avoidance of doubt, in the event Purchaser and/or Merger Sub fails to effect the Closing or otherwise breaches this Agreement or fails to perform any of their obligations hereunder, then the Company’s sole and exclusive remedy against Purchaser, Merger Sub or any of their Affiliates or any of their respective directors, officers or other Representatives in respect of this Agreement, any contract or agreement executed in connection herewith (including any equity or debt commitment letter or similar agreements obtained pursuant to Section 6.7) and the transactions contemplated hereby and thereby (including the abandonment of such transactions and the failure to consummate such transactions) shall be to terminate this Agreement in accordance with this Article VIII and collect, if due, the Purchaser Termination Fee from Purchaser.  Under no circumstances shall the Company be entitled to collect the Purchaser Termination Fee on more than one occasion.

(c)                                  The parties agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                    Nonsurvival of Representations and Warranties.

(a)                                 None of the representations and warranties made herein shall survive beyond the Effective Time, and all such representations and warranties shall be extinguished upon consummation of the Merger and none of the Company, Purchaser or any officer, director or employee or stockholder thereof shall be under any liability whatsoever with respect to any such representation or warranty after such time.  This Section 9.1(a) shall not limit any covenant or agreement of the parties in this Agreement which, by its terms, contemplates performance after the Effective Time.

(b)                                 Each of the parties is a sophisticated Person that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely upon any document or written or oral information previously furnished to or discovered by it or its Representatives, other than this Agreement or the Company Disclosure Schedule, and (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth herein, which representations and warranties shall not survive the Effective Time. Without limiting the foregoing, except as expressly set forth herein, none of the Company or any of its Affiliates or Representatives will have or be subject to any liability to Purchaser, Merger Sub or any of their respective Affiliates or Representatives resulting from the delivery or disclosure to any of them of any documents, forecasts, projections or other written or oral information with respect to the Company’s or any of its Subsidiaries’ respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects by the Company, and each of Purchaser and Merger Sub acknowledges the foregoing.

(c)                                  The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect.

Section 9.2                                    Entire Agreement; Assignment.  This Agreement and the agreements specifically contemplated hereby or referenced herein (a) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided that Purchaser may assign its rights and obligations to any wholly-owned, direct or indirect subsidiary of Purchaser or any Person controlled by Mr. Sillerman or Guarantor, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

Section 9.3                                    Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable,

(a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.4                                    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile with confirmation of transmission by the transmitting equipment, or (c) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers or at such other addresses or facsimile numbers as shall be specified by the parties by like notice:

if to Purchaser or Merger Sub, to:

SFXE Acquisition LLC
c/o Sillerman Investment Company III LLC
430 Park Avenue, Sixth Floor
New York, NY 10022
Attention:  Robert F. X. Sillerman

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter and Abigail Bomba
Fax No.:  (212) 859-4000

if to the Company, to:

SFX Entertainment, Inc.

902 Broadway, 15th Floor

New York, New York 10010

Attention:  Richard Rosenstein
Fax No.:  (646) 417-7393

with a copy to:

Steptoe & Johnson LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:  Michael J.W. Rennock
Fax No.:  (212) 506-3950

if to the Special Committee, to:

John Miller

c/o SFX Entertainment, Inc.

902 Broadway, 15th Floor

New York, New York 10010

with a copy to:

Steptoe & Johnson LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:  Michael J.W. Rennock
Fax No.:  (212) 506-3950

Section 9.5                                    Governing Law.  This Agreement shall be interpreted, governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; provided that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the parties providing the Financing Commitments, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns (collectively, the “Debt Finance Parties”), in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof (such actions or claims, the “Financing Claims”), shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state.

Section 9.6                                    Submission to Jurisdiction.

(a)                                 The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if said court lacks jurisdiction over the matter, the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined only in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)                                 Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any Financing Claim in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.7                                    Amendment.  Subject to applicable law, this Agreement may be amended, supplemented or otherwise modified only by written agreement of Purchaser and the Company (with the prior approval of a majority of the members of the Special Committee) at any time, whether before or after the receipt of Company Stockholder Approval; provided, however, after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires the further approval of such stockholders without such further approval having first been obtained; provided, further, that any modification or amendment to Section 8.3(b)(ii), Section 9.5, Section 9.6, Section 9.13(b), Section 9.16 or Section 9.17 that adversely affects any provider of Financing Commitments requires the consent of the providers of Financing Commitments adversely affected thereby.

Section 9.8                                    Extension; Waiver.  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, except as otherwise provided by law, except as provided by Section 7.1(a) and except that the provisions of Section 6.3 shall not be waived. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing on behalf of such party, and, if such extension or waiver is by or on behalf of the Company, only if it has been approved by a majority of the members of the Special Committee.

Section 9.9                                    Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.10                             Parties in Interest.  This Agreement shall be binding upon, and inure solely to the benefit of, each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except, following the Effective Time, as expressly provided in Section 6.3 and (which is intended to be for the benefit of the Indemnified Parties and may be enforced by Indemnified Parties) and except that the Debt Finance Parties shall be in each case express third party beneficiaries of, and shall be entitled to rely on and enforce, Section 8.3(b)(ii), Section 9.5, Section 9.6, the second proviso of Section 9.7, Section 9.13(b), Section 9.14, and this Section 9.10.

Section 9.11                             Counterparts.  This Agreement may be executed by facsimile or other electronic means in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.12                             Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Company shall pay all costs and expenses in connection with printing and mailing the Proxy Statement and soliciting proxies.

Section 9.13                             Specific Performance.

(a)                                 The parties hereto agree that irreparable damage would occur if for any reason any party hereto shall have failed to perform its obligations under this Agreement, and any other party hereto seeking to enforce this Agreement against the non-performing party shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance by the non-performing party of its obligations hereunder, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

(b)                                 The parties acknowledge that the Company shall not be entitled to injunctive or other equitable relief to prevent breaches of this Agreement by Purchaser or Merger Sub or to enforce specifically the terms and provisions of this Agreement against Purchaser or Merger Sub until after the Financing Commitments have been delivered to the Company pursuant to Section 6.7, and upon such delivery the Company may only seek injunctive or other equitable relief or enforce specifically the terms and provisions of this Agreement pursuant to and subject to the limitations in this Section 9.13 as amended by the Merger Agreement Amendment.

Section 9.14                             WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY FINANCING CLAIM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

Section 9.15                             Affiliates.

(a)                                 Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

(b)                                 For purposes of this Agreement, “Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, none of Purchaser, Merger Sub, Guarantor or Mr. Sillerman shall be deemed an Affiliate of the Company or any of its Subsidiaries, and neither the Company nor its Subsidiaries shall be deemed Affiliates of Purchaser, Merger Sub, Guarantor or Mr. Sillerman.

Section 9.16                             Interpretation.

(a)                                 When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)                                  Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d)                                 References to “dollars” or “$” are to U.S. dollars.

(e)                                  The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f)                                   Any language from prior drafts of this Agreement, to the extent not included in the definitive version of this Agreement executed by the parties hereto, shall not be deemed to reflect the intention of any party hereto, or otherwise serve as parol evidence of any kind, with respect to the transactions contemplated hereby.

[Signature Page to Agreement and Plan of Merger follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
Name: Richard Rosenstein
Title: Chief Financial Officer

[Signature Page to Merger Agreement]

SFXE MERGER SUB INC.

By:	/s/ Robert Sillerman
Name: Robert F.X. Sillerman
Title: President

SFXE ACQUISITION LLC

By: Sillerman Investment Company III LLC
Its Managing Member

By:	/s/ Robert Sillerman
Name: Robert F.X. Sillerman
Title: Manager and Sole Member

[Signature Page to Merger Agreement]